CHEMBIO FINALIZES PROCESS FOR NASDAQ LISTING
1-for-8 Reverse Split Effective Wednesday
Shares to trade temporarily under the symbol “CEMID”

MEDFORD, N.Y. (May 29, 2012) -- Chembio Diagnostics, Inc. (OTCQB:CEMI.PK)(CEMI.PK), which develops, manufactures, markets and licenses point-of-care diagnostic tests, is in the final stages of qualifying its shares to trade on the NASDAQ Capital Market®.  In order to obtain this listing, Chembio's common stock must have a closing share price at or above $3.00 per share for five consecutive trading days.  For this reason, Chembio has undertaken a 1-for-8 reverse split of its common stock to be effective Wednesday, May 30, 2012.  It is Chembio's understanding that all other aspects of its application for a NASDAQ Capital Market® listing have been satisfied.  On Friday, May 25, 2012, the closing price for Chembio's common stock was $.52 per share.

Beginning on Wednesday, May 30, the trading symbol for Chembio's common stock will temporarily change from "CEMI" to "CEMID" for up to 20 trading days, after which the symbol will revert to "CEMI".  As a result of the reverse split, there will be approximately 8.0 million shares of Chembio common stock issued and outstanding.  Stockholders are not required to exchange their existing stock certificates for new certificates after the reverse split is effective, as the existing certificates will represent the adjusted number of post-split shares.

At the annual meeting of Chembio’s stockholders in September 2011, the stockholders considered and approved a proposal to authorize the Board of Directors to effect, in its discretion, a reverse stock split of the outstanding shares of the Company’s common stock in a ratio of at least one-for-five and not more than one-for-fifteen, as determined by the Board of Directors.  During the first quarter of 2012, Chembio initially submitted an application to list its shares on the NASDAQ Capital Market® and entered into the review process with NASDAQ.  Chembio anticipates that if its common stock has a closing share price of at least $3.00 per share for five consecutive trading days after the reverse split, then on the 7th trading day, the stock will commence trading on NASDAQ under the symbol “CEMI”.

Lawrence Siebert, Chief Executive Officer of Chembio, commented, “Chembio currently meets all eligibility criteria for listing on the NASDAQ Capital Market® with the exception of a closing share price at or above $3 for five consecutive trading days.  We believe that as a result of this reverse split, the price of our stock will satisfy this requirement.  We are confident that a NASDAQ Capital Market® listing will provide Chembio with a significantly expanded market for its securities, generating increased investor interest, which our Board of Directors believes will be in the best interest of all of our shareholders.”

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. (formerly, Inverness Medical Innovations, Inc.). Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 170 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Company Contact
Susan Norcott
(631) 924-1135 x125
snorcott@chembio.com

Investor Relations
LHA
Anne Marie Fields, Senior Vice President
(212) 838-3777
afields@lhai.com
@LHA_IR_PR

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